Exhibit 77(e)(3)

November 1, 2010

Tradewinds Global Investors, LLC

Attention: General Counsel

2049 Century Park East 20th Floor

Los Angeles, CA 90067

Dear Sir or Madam:

Pursuant to the Sub-Advisory Agreement (the “Agreement”) dated November 16, 2007, between ING Investments, LLC and Tradewinds Global Investors, LLC (the “Sub-Adviser”) we hereby notify you of our intention to modify the fees payable to the Sub-Adviser for

ING International Value Choice Fund (the “Fund”), a series of ING Mutual Funds, effective on or about November 1, 2010. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

Please signify your acceptance to the modification of the sub-advisory fee for the Fund by signing below where indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Senior Vice President

ING Investments, LLC

ACCEPTED AND AGREED TO:

Tradewinds Global Investors, LLC

By:	/s/ Constance G. Lawton
Name:	Constance G. Lawton
Title:	Co-President, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

Tradewinds Global iNVESTORS, LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)
ING International Value Choice Fund	0.50% on all assets under management with respect to ING International Value Choice Fund

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